Exhibit 99.1

Monroe Capital Corporation Announces Second Quarter 2014 Financial Results

CHICAGO, IL, August 11, 2014 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the second quarter ended June 30, 2014.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Second Quarter 2014 Financial Highlights

•	Net increase in net assets resulting from operations of $2.7 million, or $0.28 per share
•	Net investment income of $3.5 million, or $0.37 per share
•	Adjusted Net Investment Income(a non-GAAP measure described below) of $3.3 million, or $0.35 per share
•	Net asset value (“NAV”) of $133.2 million, or $13.93 per share
•	Paid quarterly dividend of $0.34 per share on June 27, 2014

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another strong quarter of performance for the second quarter of 2014, evidenced by the growth in our adjusted net investment income per share to $0.35 per share from $0.33 per share in the first quarter of 2014. This is the first quarter since our initial public offering that adjusted net investment income per share exceeded our dividend of $0.34 per share. We have continued to grow our investment portfolio, as we leveraged Monroe Capital’s robust national loan origination platform and began to access the leverage available to our Small Business Investment Company (“SBIC”) subsidiary. Our principal amount of invested assets increased to $239.7 million as of June 30, 2014, an increase of $13.5 million since March 31, 2014. As well, we have continued to optimize the portfolio during the second quarter, with the weighted average annualized effective yield on the portfolio increasing to 11.1% at June 30, 2014, from 10.8% at March 31, 2014. We expect to continue to focus on optimizing and growing the portfolio throughout the remainder of 2014 as we remain focused on creating long-term value for our shareholders.”

Growth of the Investment Portfolio

The following charts depict the significant growth of the Company’s investment portfolio since the pricing of its initial public offering on October 24, 2012:

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Selected Financial Highlights

(in thousands, except per share data)

	June 30, 2014	March 31, 2014
Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$237,660	$224,671
Total assets	$246,288	$240,001
Net asset value	$133,185	$135,068
Net asset value per share	$13.93	$13.99

	For the quarter ended
	June 30, 2014	March 31, 2014
Statements of Operations data:	(unaudited)
Net investment income	$3,514	$3,130
Adjusted net investment income (1)	$3,345	$3,238
Net gain (loss) on investments and secured borrowings	$(848)	$538
Net increase in net assets resulting from operations	$2,666	$3,668

Per share data:
Net investment income	$0.37	$0.32
Adjusted net investment income (1)	$0.35	$0.33
Net gain (loss) on investments and secured borrowings	$(0.09)	$0.06
Net increase in net assets resulting from operations	$0.28	$0.38

__________

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income.

Portfolio Review

The Company had debt and equity investments in 42 portfolio companies, with a total fair value of $237.7 million, as of June 30, 2014 as compared to debt and equity investments in 43 portfolio companies, with a total fair value of $224.7 million, as of March 31, 2014. As of June 30, 2014, the weighted average contractual yield on the Company’s investments was 10.5% and the effective yield was 11.1% as compared to the weighted average contractual yield of 10.2% and effective yield of 10.8% as of March 31, 2014.

Financial Review

Net investment income for the quarter ended June 30, 2014 increased to $3.5 million, or $0.37 per share, from $3.1 million, or $0.32 per share, when compared to the quarter ended March 31, 2014. Adjusted net investment income was $3.3 million, or $0.35 per share, for the quarter ended June 30, 2014, an increase of $0.1 million over the $3.2 million of adjusted net investment income, or $0.33 per share, for the quarter ended March 31, 2014. The increase in adjusted net investment income per share was primarily attributable to increases in interest income as the Company continued to deploy available capital into new portfolio investments and optimized the portfolio into higher yielding assets.

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Net gain (loss) on investments and secured borrowings was $(0.8) million for the quarter ended June 30, 2014, a decrease of $1.3 million from the $0.5 million of net gain (loss) on investments and secured borrowings for the quarter ended March 31, 2014.

Net increase in net assets resulting from operations was $2.7 million, or $0.28 per share, for the quarter ended June 30, 2014, compared to $3.7 million of net increase in net assets resulting from operations, or $0.38 per share, for the quarter ended March 31, 2014. This decrease is primarily the result of declines in certain portfolio company valuations. The Company’s NAV per share decreased to $13.93 per share at June 30, 2014 from $13.99 per share at March 31, 2014.

Liquidity and Capital Resources

At June 30, 2014, the Company had $4.9 million in cash and $95.5 million of total debt outstanding on its revolving credit facility and $8.0 million in outstanding Small Business Administration (“SBA”) debentures. As of June 30, 2014, the Company had $14.5 million available for additional borrowings on its revolving credit facility and $5.7 million in available SBA-guaranteed debentures.

During the quarter ended June 30, 2014, the Company continued to make repurchases under the previously announced share repurchase plan (“Plan”). During the quarter ended June 30, 2014, the Company repurchased 97,411 shares for a total cost of $1.3 million. Since the approval of the Plan during the fourth quarter of 2013 through June 30, 2014, the Company has repurchased 444,280 shares for a total cost of $5.7 million. Under the Plan, the Company may acquire up to $7.5 million of its outstanding common stock in the open market at prices below its NAV as reported in its then most recently published financial statements.

SBIC Subsidiary

On April 24, 2014, the Company’s wholly-owned subsidiary, Monroe Capital Corporation SBIC, LP, (“MRCC SBIC”) received a commitment letter from the SBA for SBA-guaranteed debentures of $20.0 million and anticipates receiving another commitment for an additional $20.0 million during the third quarter of 2014. As of June 30, 2014, MRCC SBIC had $20.0 million in regulatory capital, $13.7 million in leveragable capital and $8.0 million in SBA-guaranteed debentures outstanding. MRCC SBIC may currently borrow up to one times the amount of its leveragable capital and upon reaching leveragable capital of $20.0 million may borrow up to two times the amount of its regulatory capital, or $40.0 million, subject to customary regulatory requirements.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

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The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	June 30, 2014		March 31, 2014
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$3,514	$0.37	$3,130	$0.32
Net capital gains incentive fee	(169)	(0.02)	108	0.01
Adjusted net investment income	$3,345	$0.35	$3,238	$0.33

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

Second Quarter 2014 Financial Results Conference Call

The Company will host a conference call to discuss these operating and financial results on Monday, August 11, 2014 at 2:00pm ET. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 81861333.

A telephone replay of the conference call will be available from 5:00pm ET on August 11, 2014 until 11:59pm ET on August 18, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 81861333.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended June 30, 2014 to be filed with the Securities and Exchange Commission (www.sec.gov) on August 11, 2014.

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	June 30, 2014	March 31, 2014
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value
Non-controlled/non-affiliate company investments, at fair value (cost of: $230,152 and $219,298, respectively)	$231,007	$220,549
Non-controlled affiliated company investments, at fair value (cost of: $7,117 and $3,847, respectively)	6,653	4,122
Total investments, at fair value (cost of: $237,269 and $223,145, respectively)	237,660	224,671
Cash	4,897	9,395
Receivable for open trades	58	2,734
Interest receivable	960	822
Deferred financing costs, net	2,217	1,958
Other assets	496	421
Total assets	246,288	240,001

LIABILITIES
Revolving credit facility	95,500	94,500
SBA debentures payable	8,000	-
Secured borrowings, at fair value (proceeds of $6,650 and $7,997, respectively)	6,527	6,181
Payable for open trades	-	1,311
Interest payable	135	112
Management fees payable	1,030	953
Incentive fees payable	980	1,123
Accounts payable and accrued expenses	931	753
Total liabilities	113,103	104,933

Net assets	$133,185	$135,068

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 9,559 and 9,656 shares
issued and outstanding, respectively	$10	$10
Capital in excess of par value	135,353	136,650
Accumulated distributions in excess of net investment income	(2,692)	(3,115)
Accumulated net realized gain on (loss) investments	-	-
Accumulated net unrealized appreciation (depreciation) on investments and secured borrowings	514	1,523
Total net assets	$133,185	$135,068
Net asset value per share	$13.93	$13.99

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MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the quarter ended
	June 30, 2014	March 31, 2014
	(unaudited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$6,883	$6,408
Non-controlled affiliated company investments	163	108
Total investment income	7,046	6,516

Operating expenses:
Interest and other debt financing expenses	1,115	967
Base management fees	1,030	953
Incentive fees	667	917
Professional fees	298	191
Administrative service fees	217	201
General and administrative expenses	205	157
Total expenses	3,532	3,386

Net investment income	3,514	3,130

Net gain (loss) on investments and secured borrowings:
Net realized gain (loss) on investments:
Non-controlled/non-affiliate company investments	161	44
Net realized gain (loss) on investments	161	44

Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliate company investments	(1,243)	275
Non-controlled affiliated company investments	110	275
Net change in unrealized appreciation (depreciation) on investments	(1,133)	550

Net change in unrealized (appreciation) depreciation on secured borrowings	124	(56)

Net gain (loss) on investments and secured borrowings	(848)	538

Net increase (decrease) in net assets resulting from operations	$2,666	$3,668

Per common share data:
Net investment income per share - basic and diluted	$0.37	$0.32
Net increase in net assets resulting from operations per share - basic and diluted	$0.28	$0.38
Weighted average common shares outstanding - basic and diluted	9,582	9,761

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ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Global M&A Network as the 2013 Small Mid Market Lender of the Year and by Private Debt Investor as the 2013 Unitranche Lender of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

InvestorContact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

MediaContact:	Kelly Holman

BackBay Communications

(212) 209-3844

Email: kelly.holman@backbaycommunications.com

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